Exhibit 10.2

W&T OFFSHORE, INC. CHANGE IN CONTROL SEVERANCE PLAN

W&T Offshore, Inc., a Texas corporation (the “Company”) hereby adopts this W&T Offshore, Inc. Change in Control Severance Plan (the “Plan”), effective as of April 20th, 2023 (the “Effective Date”), for the benefit of “Eligible Employees” (as defined below).

The Plan supersedes any and all prior plans, policies or practices, written or oral, with respect to severance pay or benefits, which may have previously applied or been applied to any Eligible Employees. The Company expressly reserves the right at any time, and from time to time, for any reason in the Company’s sole discretion, to change, modify, alter, or amend the Plan in any respect, in whole or in part, and to terminate the Plan in full, with or without providing any advance notice.

Section 1.DEFINITIONS. As hereinafter used:

1.1“Board” means the Board of Directors of the Company.
1.2“Cause” means “Cause” (or any term of similar effect) as defined in such Eligible Employee’s employment agreement, offer letter or similar agreement, if such agreement exists and contains a definition of Cause (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Cause (or term of similar effect), then Cause for termination by the Company of the Eligible Employee’s employment will include, but not be limited to: (a) the Eligible Employee’s unauthorized use or disclosure of confidential information or trade secrets of the Company or an affiliate or any material breach of a written agreement between the Eligible Employee and the Company, including without limitation a material breach of any employment, confidentiality, non-compete, non-solicit or similar agreement; (b) the Eligible Employee’s commission of, indictment for or the entry of a plea of guilty or nolo contendere by the Eligible Employee to, a felony under the laws of the United States or any state thereof or any crime involving dishonesty or moral turpitude (or any similar crime in any jurisdiction outside of the United States); (c) the Eligible Employee’s gross negligence or willful misconduct; (d) the Eligible Employee’s willful or repeated failure or refusal to substantially perform assigned duties; (e) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Eligible Employee against the Company or any affiliate; (f) any acts, omissions or statements by an Eligible Employee which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company; or (g) a material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.

1.3“Change in Control” has the meaning set forth in the Equity Incentive Plan.
1.4“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
1.5“Compensation Committee” means the Compensation Committee of the Board.

1.6“Disability” has the meaning set forth in the Equity Incentive Plan.
1.7“Eligible Employee” means the employees as provided on Exhibit A attached hereto so long as the employee (a) is a full-time employee of the Company or any of its affiliates (including employees who are on an approved leave of absence), (b) is employed through such employee’s applicable “Separation Date” (as defined below), (c) performed all duties through the applicable Separation Date to the satisfaction of the Company, (d) is party to a Participation Notice and (e) suffers a “Qualifying Termination of Employment” (as defined below); provided, however, that none of the following individuals are Eligible Employees: (i) any individual who is a member of a collective bargaining unit with respect to which the Company or an affiliate has negotiated with the designated representative thereof and for whom no coverage under the Plan is required by the terms of a collective bargaining agreement; (ii) any individual who is eligible to receive severance benefits under the provisions of any employment agreement or any other severance pay plan or contract; (iii) any individual who is on an unapproved leave of absence at any time between the Effective Date and such employee’s applicable Separation Date; (iv) any individual who is employed by any third party that is providing services to the Company; (v) any individual whose pay is reported to the Internal Revenue Service on Form 1099; and (vi) any individual who is treated as an independent contractor or consultant on the books and records of the Company.
1.8“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
1.9“Equity Incentive Plan” means the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, as amended from time to time, or any successor plan.
1.10“Good Reason” means “Good Reason” (or any term of similar effect) as defined in such Eligible Employee’s employment agreement, offer letter or similar agreement, if such agreement exists and contains a definition of Good Reason (or term of similar effect), or, if no such agreement exists or such agreement does not contain a definition of Good Reason (or term of similar effect), then Good Reason means the occurrence of any of the following events without the prior written consent of such Eligible Employee, unless such events are fully corrected in all material respects by the Company within 30 days following written notification by the Eligible Employee to the Company of the occurrence of one of the reasons set forth below: (a) a material reduction in Salary or Target Bonus, (b) a relocation of such Eligible Employee’s primary work location by more than 30 miles from its then current location or (c) material diminution in the Eligible Employee’s title, duties, authorities or responsibilities; provided, however, that such circumstances will only constitute “Good Reason” if the Eligible Employee provides the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 30 days after the first occurrence of such circumstances and such Eligible Employee actually terminates employment within 30 days following the expiration of the Company’s 30 day cure period described above if the applicable condition has not been cured. Otherwise, any claim of such circumstances as Good Reason will be deemed irrevocably waived by such Eligible Employee.
1.11“Participation Notice” means a participation notice duly executed by the Eligible Employee and the Company, in substantially the form set forth on Exhibit B.
1.12“Plan Administrator” means the Compensation Committee or such person(s) appointed by the Compensation Committee to administer the Plan.
1.13“Qualifying Termination of Employment” means the termination of an Eligible Employee’s employment (a) without Cause by the Company or any of its affiliates or (b) with Good Reason, in each case, on or within one year following a Change in Control. A Qualifying Termination of Employment shall not include a termination of employment prior to a Change in Control or any termination on account of (a) a termination of employment by the Company for Cause, (b) the Eligible Employee’s death or Disability or (c) any termination of employment by an Eligible Employee or any abandonment of his or her duties by an Eligible Employee (other than a termination with Good Reason) prior to the Separation Date.
1.14“Release” means a general release of claims in favor of the Company in substantially the form set forth on Exhibit D.
1.15“Release Effective Date” means the date upon which the Release becomes effective pursuant to the Release’s terms.
1.16“Salary” means the Eligible Employee’s then current base salary prior to any reduction in base salary that would provide for the Eligible Employee’s resignation for Good Reason. Salary excludes overtime, bonuses, awards, imputed income, extraordinary payments, or other compensation or benefits paid to the Eligible Employee from the Company.
1.17“Separation Date” means the date on which an Eligible Employee incurs a Qualifying Termination of Employment.
1.18“Target Bonus” means the target annual cash bonus in effect for an Eligible Employee as of immediately prior to the Separation Date (or, if greater, as of immediately prior to the Change in Control).
Section 2.SEVERANCE BENEFITS.
2.1Subject to the provisions of the Plan, and provided that the Release becomes effective and no longer subject to revocation pursuant to its terms, an Eligible Employee who experiences a Qualifying Termination of Employment shall be entitled to receive from the Company (directly or through one of its subsidiaries) certain severance benefits, determined in accordance with the terms of Exhibit C hereof to the Plan that the Plan Administrator determines applies to the Eligible Employee (the “Severance Benefits”).
2.2No Eligible Employee who incurs a Qualifying Termination of Employment shall be eligible to receive the Severance Benefits unless he or she first executes the

Release, no later than 45 days following the Separation Date, and, if applicable, during the revocation period pursuant to the terms of the Release; provided that the Eligible Employee may not sign the Release prior to the Separation Date. If the Eligible Employee does not execute, date and return the Release within the required time frame, or if the Release Effective Date does not occur, the Eligible Employee shall not be entitled to any payments under the Plan. An Eligible Employee must comply with the Release at all times.
2.3In the event of an Eligible Employee’s death after the Separation Date, any unpaid portion of the Severance Benefits will be paid to the Eligible Employee’s designated beneficiary (or to the Eligible Employee’s estate if no beneficiary is designated) as if the Eligible Employee had survived under the same terms and conditions provided hereunder.
2.4In order to receive and retain any of the Severance Benefits, an Eligible Employee must (a) remain in compliance at all times with the terms and conditions of the Release, any policies of the Company or post-employment obligations to the Company or any terms and conditions of any individual employment agreements to which the Eligible Employee is a party; (b) satisfactorily perform his or her duties to the Company through the Separation Date; and (c) return all Company property, and nonpublic, confidential, proprietary or trade secret information of the Company to the Company within five days following the Separation Date.
2.5If the Plan Administrator determines, at any time during or after an Eligible Employee’s employment, that the Eligible Employee has breached any of the covenants set forth in Sections 2.2 and 2.4 of the Plan, the Eligible Employee shall no longer be eligible for any payments or benefits under the Plan and shall be required to repay the Company any amounts received under the Plan, subject to applicable law. Any repayments required under this Section 2.5 must be made by the Eligible Employee within 10 days following written demand from the Company.
2.6Regardless of the amount of an Eligible Employee’s Severance Benefits under the Plan, such benefit will be reduced by any payments required to be paid by the Company to the Eligible Employee under any federal or state law, including without limitation the Worker Adjustment Retraining Notification Act of 1988, as amended, and state law equivalents (except unemployment benefits payable in accordance with state law and payment for accrued but unused paid time off, if applicable).
Section 3.PLAN ADMINISTRATION.
3.1The Plan shall be interpreted, administered and operated by the Plan Administrator, which shall have complete authority in its sole discretion subject to the express provisions of the Plan, to determine who shall be eligible for the Severance Benefits, to interpret the Plan, to prescribe, amend and rescind such rules and regulations relating to the Plan as it shall deem necessary or appropriate, and to make all other determinations necessary or advisable for the administration of the Plan. All decisions of the Plan Administrator shall be final, conclusive and binding on all parties.

3.2The Plan Administrator may delegate any of its duties hereunder to such person(s) from time to time as it may designate.
3.3The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.
3.4In no event shall the Plan Administrator be personally liable for any action, determination or interpretation made in good faith with respect to the Plan. The Plan Administrator shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by the Plan Administrator or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan, unless arising out of the Plan Administrator’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification the Plan Administrator may have as an officer or director or otherwise under the bylaws of the Company.
Section 4.PLAN MODIFICATION OR TERMINATION.
4.1The Plan may be terminated, suspended, modified or amended by the Board or the Plan Administrator at any time; provided, however (a) no modification or amendment shall be made that would materially impair the rights of an Eligible Employee under the Plan without such Eligible Employee’s consent and (b) in the event of a Change in Control, no termination, suspension, modification or amendment to the Plan may adversely affect the rights of any potential Eligible Employee until the first anniversary of the consummation of such Change in Control.
4.2The benefits provided for in the Plan are not vested benefits and the Plan shall not be funded. No Eligible Employee shall have any right to or interest in any assets of the Company or other rights under the Plan.
Section 5.RESTRICTIVE COVENANTS.
5.1Confidential Information; Non-Disclosure
(a)Eligible Employee acknowledges that the business of the Company is highly competitive and that, by participating in this Plan, the Company promised to provide Eligible Employee with access to Confidential Information (as defined below) relating to the business of the Company. Eligible Employee acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors. Eligible Employee further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Eligible Employee agrees that Eligible Employee will not, at any time during or after Eligible Employee’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Eligible Employee’s employment responsibilities to the Company. Eligible Employee also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.
(b)For purposes hereof, “Confidential Information” includes business operations and methods, existing and proposed investments and investment strategies, seismic, well-log and other geologic and oil and gas operating and exploratory data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), marketing strategies and other confidential information that is regularly used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company. The term “Confidential Information” shall not include information which (i) is or becomes a part of the public domain through no action or failure to act, whether directly or indirectly, on the part of Eligible Employee or (ii) was lawfully acquired by Eligible Employee subsequent to termination of employment from a source that had the right to disseminate such information at the time it is acquired by Eligible Employee. Notwithstanding the foregoing, nothing in this Plan, any other agreement between Eligible Employee and the Company, or any Company policy shall be read to prevent Eligible Employee from (1) sharing this Plan or the terms hereof or other information with Eligible Employee’s attorney; (2) reporting possible violations of federal law or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Eligible Employee will not need the prior authorization of the Company to make any such reports or disclosures and Eligible Employee will not be required to notify the Company that Eligible Employee has made such reports or disclosures; (3) sharing information about this Plan with Eligible Employee’s spouse, accountant, attorney or financial advisor so long as Eligible Employee ensures that such parties maintain the strict confidentiality of this Plan; or (4) apprising any future or potential employer or other person or entity to which Eligible Employee provides services of Eligible Employee’s continuing obligations to the Company under this Plan.
(c)Eligible Employee is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Eligible Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Eligible Employee is further notified that if Eligible Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Eligible Employee may disclose the Company’s trade secrets to Eligible Employee’s attorney and use the trade secret information in the court proceeding if Eligible Employee: (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. The provisions of this Section 5.1 will survive the expiration, suspension or termination of this Plan for any reason.
5.2Non-Competition and Non-Solicitation Obligations
(a)In order for Eligible Employee to perform Eligible Employee’s duties the Company shall provide Eligible Employee with, and give Eligible Employee access to, Confidential Information. Eligible Employee acknowledges and agrees that, as an executive officer of the Company, Eligible Employee will be provided with, and have access to, significant Confidential Information after the execution of this Plan and will be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level. Eligible Employee acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, Eligible Employee and these persons or entities. Eligible Employee also acknowledges that this creates a high risk and opportunity for Eligible Employee to misappropriate the Company’s Confidential Information, business relationships and the goodwill existing between the Company and such persons. Eligible Employee acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.
(b)Eligible Employee acknowledges and agrees that, in exchange for Eligible Employee’s agreement contained in this Section 5.2, Eligible Employee will receive substantial, valuable consideration from the Company upon the execution of this Plan and during the course of this Plan which such consideration includes the Company’s, Confidential Information.
(c)Eligible Employee acknowledges and agrees during the Non-Compete Term (as defined below), Eligible Employee will not, directly or indirectly, provide the same or substantially the same services that Eligible Employee provides to the Company or any of its subsidiaries to any Business Enterprise in the Market Area (each as defined below). This includes working as an agent, consultant, employee, officer, director, partner or independent contractor or being a shareholder, member, joint venturer or equity owner in, any such Business Enterprise; provided, however, that the foregoing shall not restrict Eligible Employee from holding up to 1% of the voting power or equity of one or more Business Enterprises. For purposes hereof, W&T Offshore, LLC, Krohn

Racing, LLC or their affiliates and/or subsidiaries shall not be considered Business Enterprises.
(d)For purposes of hereof:
(i)“Business Enterprise” means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity engaged in the business of exploring for, developing, operating or acquiring oil and gas properties;
(ii)“Market Area” means any geographic or market area in which the Company is conducting or has conducted any material amount of oil and gas exploration and production activities during the last two years of the Eligible Employee’s employment with the Company; and
(iii)“Non-Compete Term” means the term of Eligible Employee’s employment with the Company and the date ending 15 consecutive months following the date of Eligible Employee’s termination of employment.
(e)During the Non-Compete Term, Eligible Employee will not, either directly or indirectly, call on, solicit or induce any other employees or officers of the Company to terminate their employment, and will not assist any other person or entity in such a solicitation; provided, however, that with respect to soliciting any employee or officer whose employment was terminated by the Company or its affiliates, the foregoing restriction shall not apply.
(f)Eligible Employee acknowledges that the Confidential Information provided to Eligible Employee pursuant to this Plan, and the Company’s need to protect its goodwill, gives rise to the Company’s interest in these restrictive covenants, and that any limitations as to time, geographic scope and scope of activity to be restrained defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company. Eligible Employee further agrees that if, at some later date, a court of competent jurisdiction determines that certain covenants do not meet the criteria set forth in Tex. Bus. & Com. Code § 15.50(2), those covenants shall be reformed by the court, pursuant to Tex. Bus. & Com. Code § 15.51(c), to the least extent necessary to make them enforceable. Eligible Employee acknowledges and recognizes that the enforcement of any of the provisions in this Agreement by the Company will not interfere with Eligible Employee’s ability to pursue a proper livelihood.
5.3Equitable Relief and Other Remedies. Eligible Employee agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate, and in recognition of this fact, Eligible Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, is entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available, without the necessity of showing actual monetary damages. In the event of a violation by Eligible Employee of this Section 5, the Eligible Employee’s right to receive the Severance Benefits will immediately cease and be forfeited.
Section 6.CLAIMS PROCEDURE.

6.1It shall not be necessary for an Eligible Employee or beneficiary who has become entitled to receive a benefit hereunder to file a claim for such benefit with any person as a condition precedent to receiving a distribution of such benefit. However, any Eligible Employee or beneficiary who believes that he or she has become entitled to a benefit hereunder and who has not received, or commenced receiving, a distribution of such benefit, or who believes that he or she is entitled to a benefit hereunder in excess of the benefit which he or she has received, or commenced receiving, may file a written claim for such benefit with the Plan Administrator within 90 days after he or she allegedly became entitled to receive a distribution of such benefit. Such written claim shall set forth the Eligible Employee’s or beneficiary’s name and address and a statement of the facts and a reference to the pertinent provisions of the Plan upon which such claim is based. The Plan Administrator shall, within 90 days after such written claim is filed, provide the claimant with written notice of its decision with respect to such claim. If such claim is denied in whole or in part, the Plan Administrator shall, in such written notice to the claimant, set forth in a manner calculated to be understood by the claimant the specific reason or reasons for denial; specific references to pertinent provisions of the Plan upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary; and an explanation of the provisions for review of claims set below.
6.2An Eligible Employee or beneficiary who has filed a written claim for benefits with the Plan Administrator which has been denied may appeal such denial to the Plan Administrator and receive a full and fair review of his or her claim by filing with the Plan Administrator a written application for review at any time within 60 days after receipt from the Plan Administrator of the written notice of denial of his or her claim provided for in Section 6.1 above. An Eligible Employee or beneficiary who submits a timely written application for review shall be entitled to review any and all documents pertinent to his or her claim and may submit issues and comments to the Plan Administrator in writing. Not later than 60 days after receipt of a written application for review, the Plan Administrator shall give the claimant written notice of its decision on review, which written notice shall set forth in a manner intended to be understood by the claimant specific reasons for its decision and specific references to the pertinent provisions of the Plan upon which the decision is based.
6.3Any act permitted or required to be taken by an Eligible Employee or beneficiary under this Section 6 may be taken for and on behalf of such Eligible Employee or beneficiary by such Eligible Employee’s or beneficiary’s duly authorized representative. Any claim, notice, application or other writing permitted or required to be filed with or given to a party by this Article shall be deemed to have been filed or given when deposited in the U.S. mail, postage prepaid, and properly addressed to the party to whom it is to be given or with whom it is to be filed. Any such claim, notice, application, or other writing deemed filed or given pursuant to the preceding sentence shall in the absence of clear and convincing evidence to the contrary, be deemed to have been received on the fifth business day following the date upon which it was filed or given. Any such notice, application, or other writing directed to an Eligible Employee or beneficiary shall be deemed properly addressed if directed to the address set forth in the written claim filed by such Eligible Employee or beneficiary.
Section 7.GENERAL PROVISIONS.
7.1Nothing in the Plan shall be deemed to give any Eligible Employee the right to be retained in the employ of the Company or any of its affiliates, or to interfere with the right of the Company to discharge him or her at any time and for any reason, with or without notice or Cause.
7.2Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under the Plan to an Eligible Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.
7.3If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
7.4The Company intends that the Plan constitute an unfunded “welfare plan” as such term is defined under ERISA for the benefit of a select group of management and highly compensated employees. No Eligible Employee, employee of the Company or any other person shall have any rights to or interest in any specific assets or accounts of the Company or any of its affiliates by reason of the Plan.
7.5The Plan shall be effective as of the Effective Date and shall remain in effect unless and until terminated by the Board or the Plan Administrator.
7.6All notices and other communications under the Plan shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Plan Administrator, unless otherwise designated by the Company in a written notice to the Eligible Employee:

W&T Offshore, Inc.

Attn: Executive Vice President and General Counsel

5718 Westheimer Rd., Suite 700

Houston, Texas 77057

Eligible Employee shall also provide a copy of written notice to the Compensation Committee Chairman, which shall not constitute notice.

If to the Eligible Employee, at the Eligible Employee’s last known address on filed with the Company.

Any notice that is delivered personally or by overnight courier or telecopier in the manner provided herein shall be deemed to have been duly given to the Eligible Employee when it is mailed by the Company or, if such notice is not mailed to the Eligible Employee, upon receipt by the Eligible Employee. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

7.7It is intended that the payments and benefits set forth in the Plan are, to the greatest extent possible, exempt from the application of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and the Plan shall be construed and interpreted accordingly. However, if the Company, or if applicable, the successor entity thereto, determines that all or a portion of the payments and benefits provided under the Plan constitute “deferred compensation” under Section 409A, and that the Eligible Employee is a “specified employee” of the Company, or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the applicable payments shall be delayed until the first payroll date following the six-month anniversary of the Eligible Employee’s “separation from service” (as defined under Section 409A), and the Company, or if applicable, the successor entity thereto, shall (a) pay to the Eligible Employee a lump-sum amount equal to the sum of the payments that the Eligible Employee would otherwise have received during such six-month period had no such delay been imposed; and (b) commence paying the balance of the payments in accordance with the applicable payment schedule set forth in the Plan. For purposes of Section 409A, an Eligible Employee’s right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate and distinct payments. Any benefits or reimbursements provided under the Plan shall be determined by reference to the objective and non-discretionary criteria set forth in the applicable Company benefit plans, the benefits, or reimbursements provided during one taxable year to an Eligible Employee will not affect the benefits or reimbursements provided in any other taxable year, and the right to receive benefits or reimbursements is not subject to liquidation or exchange for any other benefit. The Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Eligible Employee on account of noncompliance with Section 409A.
7.8The Plan shall be governed by and construed and interpreted in accordance with the laws of the State of Texas without giving effect to its conflicts of law principles. Each Eligible Employee agrees that the exclusive forum for any action to enforce the Plan, as well as any action relating to our arising out of the Plan, shall be the state and federal courts of the State of Texas.

EXHIBIT A

Eligible Employees

This Exhibit A will apply to Eligible Employees with the following titles:

1.	Executive Vice President and Chief Financial Officer
2.	Executive Vice President and Chief Operating Officer
3.	Executive Vice President and General Counsel

A-1

EXHIBIT B

Form of Participation Notice

This Participation Notice (this “Agreement”) is entered into as of the date set forth below (the “Participation Date”) by and between [NAME], (the “Eligible Employee”), and W&T Offshore, Inc. (the “Company”). Capitalized terms used herein that are not otherwise defined shall have the meaning ascribed to such terms in the W&T Offshore, Inc. Change in Control Severance Plan, as may be amended from time to time (the “Plan”).

[DATE]

[NAME]

Dear [NAME]:

You acknowledge that you have been selected to participate in the Plan.  The terms and conditions of your participation are set forth in and governed by the terms of the Plan, including all exhibits thereto, and this participation notice (this “Participation Notice”).

By signing this Participation Notice and as a condition to, and in consideration of, your right to participate in the Plan, you hereby expressly acknowledge and agree that your participation in the Plan pursuant to this Participation Notice is subject to all terms and conditions of the Plan, including all appendices thereto.

Please note that you are not required to participate in the Plan and may decline participation in the Plan by not timely returning this Participation Notice.

If you wish to accept participation in the Plan, you must execute this Participation Notice and see that it is returned in person or via email to Jonathan Curth at jcurth@wtoffshore.com so that it is received no later than [Date].  This Participation Notice may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

If you have any questions regarding this Participation Notice or the Plan, please direct those questions to Jonathan Curth at jcurth@wtoffshore.com.

B-1

Agreed to and accepted:

W&T OFFSHORE, INC.

By:

Name:

Title:

PARTICIPANT

[NAME]

Date

B-2

EXHIBIT C

Severance Benefits

1.	The Eligible Employee’s Salary through the Separation Date, reimbursement for business expenses in accordance with Company policy, accrued and unused paid time off as of the Separation Date, if any, payable in accordance with the Company’s vacation policies as in effect as of such date, and vested employee benefits accrued through the Separation Date in accordance with applicable law or the governing plan rules;
2.	An amount equal to two times the sum of the Eligible Employee’s Salary and Target Bonus, with payment made in a lump sum as soon as practicable, but no later than 10 days after the Release Effective Date and in accordance with Section 409A;
3.	Any earned but unpaid annual bonus, if any, with respect to the calendar year ending on or preceding the Separation Date, payable as soon as practicable, but no later than 10 days after the Release Effective Date;
4.	A payment equal to the product of (a) the Eligible Employee’s target annual bonus for the calendar year that includes the Separation Date and (b) a fraction, the numerator of which is the number of days prior to the Separation Date in the calendar year in which the Separation Date occurs and the denominator of which is the number of days in such year, payable as soon as practicable, but no later than 10 days after the Release Effective Date;
5.	Subject to the Eligible Employee’s timely election of continuation coverage pursuant to COBRA, the employer portion of continued coverage for a period of 18 months following the Separation Date for the Eligible Employee and his or her eligible dependents under the Company’s health plans if and in which the Eligible Employee participated immediately prior to the Separation Date or any equivalent plans maintained by the Company in replacement thereof; and
6.	The vesting and forfeiture of any equity incentive awards held by the Eligible Employee will be determined in accordance with the applicable equity incentive plan and award agreement pursuant to which such awards are granted.

C-1

EXHIBIT D

Agreement and General Release

This General Release of Claims (this “Release” or “Agreement”) is entered into by and between [Name] (“Employee”) and W&T Offshore, Inc. (the “Company”).

WHEREAS:

1.Employee has been employed by the Company;
2.In that connection, Employee’s employment has been terminated as of the Separation Date, as defined below; and
3.The parties desire to amicably resolve any and all issues and potential issues between them and to separate on the terms set forth herein.

NOW THEREFORE, the Company and Employee agree as follows:

1.Separation Date. Employee’s employment with the Company was or will be permanently terminated on [DATE] (the “Separation Date”).
2.Release of Claims. Employee, for and in consideration of the promises of the Company set forth in this Agreement, and intending to be legally bound hereby, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company and its past, present, and future parent organizations, divisions, subsidiaries, affiliates, related entities, successors, predecessors and assigns and its and their directors, partners, officers, shareholders, employees, agents, attorneys, representatives, predecessors, successors, and assigns (“Releasees”), from all claims, actions, causes of action, suits, debts, charges, complaints, demands, losses, liabilities and obligations of any nature whatsoever, that Employee ever had, now has, or hereafter may have, whether known or unknown, asserted or unasserted, in law or in equity, from the beginning of Employee’s employment with the Company through the date of this Agreement (“Claims”).

This general release includes any Claims arising out of any federal, state or local statutes, regulations, ordinances or common law, and whether based on contract, tort, or statute or any other legal or equitable theory of recovery, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the federal Age Discrimination in Employment Act of 1967, the federal Equal Pay Act, the United States Constitution, the federal Employee Retirement Income Security Act, the federal Older Workers Benefit Protection Act, the federal Americans With Disabilities Act, the federal Family and Medical Leave Act, Executive Orders 11246 and 11141, the Worker Adjustment Retraining and Notification Act, the Genetic Information and Non-Discrimination Act, the National Labor Relations Act, the Uniformed Services Employment and Reemployment Rights Act, or the Occupational Safety and Health Act, [INSERT SPECIFIC STATE LAWS AS APPLICABLE] and any other federal, state or local law or ordinances, or any common law claim under tort, contract or any other theories now or hereafter recognized. [ONLY FOR CALIFORNIA EMPLOYEES: EMPLOYEE ACKNOWLEDGES THAT S/HE IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, WHICH IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

EMPLOYEE, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS S/HE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.]

1.The general release recited in this paragraph shall include any and all Claims which Employee may have for any type of damages cognizable under any of the laws referenced herein, including, but not limited to, any and all claims for compensatory damages, punitive damages, and attorneys’ fees and costs.
2.Employee also agrees that this general release should be interpreted as broadly as possible to achieve Employee’s intention to waive all of his/her Claims against the Releasees.
3.Claims Not Released. Notwithstanding the above, pursuant to this Release, Employee is not waiving claims filed under any state workers’ compensation or unemployment law or challenges to the validity of this Agreement under the Older Workers Benefits Protection Act. Employee is also not waiving any claim for pension benefits or worker’s compensation benefits, which may arise in the future; claims to any benefit entitlements vested as of the date of Employee’s employment termination, pursuant to written terms of any Company employee benefit plan; Employee’s right to payment and benefits under the Change in Control Severance Plan that are contingent upon the execution by Employee of this Release; and Employee’s existing rights as an equity holder under any operating agreement, stockholders’ agreement or similar agreement of the Company and any vested rights under any equity compensation plans, agreements or arrangements sponsored or maintained by the Company.
4.Agreement Not to Sue. Employee expressly represents that Employee has not filed a lawsuit or initiated any other administrative proceedings against the Releasees, and that Employee has not assigned any claim against the Releasees to any other person or entity. Employee further promises not to initiate a lawsuit against the Releasees relating to any Claim arising prior to the date of execution of this Agreement, except that nothing in this Agreement shall bar Employee’s right to file an administrative charge with the Securities and Exchange Commission

(“SEC”), the Equal Employment Opportunity Commission (“EEOC”), the United States Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), or any other federal, state or local agency; prevent Employee from reporting to any government agency any concerns Employee may have regarding the Company’s practices; or preclude Employee’s participation in an investigation by the SEC, EEOC, DOL, NLRB or any other federal, state or local agency. Should any entity, agency, commission, or person file a charge, action, complaint or lawsuit against the Releasees based upon any of the above-released Claims, Employee agrees that this Agreement bars Employee’s right to recover any relief whatsoever (including monetary relief), except that Employee may receive an award from the SEC under the federal securities laws.
5.[IF OVER 40: No Waiver of Future Age Discrimination Claims. Employee understands that, by this Release, Employee does not waive any rights or claims under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq. that may arise after Employee’s execution of this Agreement.]
6.No Admission of Liability. Employee agrees and understands that the execution of this Agreement shall not constitute or be construed as an admission by the Company of any liability to, or of the validity of any Claim whatsoever by Employee. The Company specifically denies any liability to Employee on the part of itself, its directors, officers, agents, employees and representatives.
7.Protected Disclosures. Notwithstanding anything to the contrary contained herein, however, no provision of this Release shall be interpreted so as to impede Employee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company or the Company’s legal department to make any such reports or disclosures and Employee shall not be not required to notify the Company that such reports or disclosures have been made.
8.Non-Disparagement. Employee agrees not to slander or defame and otherwise disparage the Company, the Releasees, or any officer, director, employee, or agent thereof.
9.References. Employees agrees to direct all third party inquiries regarding his/her employment at the Company, including but not limited to all inquiries from prospective employers, to the Company, who shall, consistent with Company policy, advise such inquiring parties of the following information: dates of employment with the Company, positions held during Employee’s employment with the Company and, where applicable law allows and if requested by the party making the inquiry, Employee’s final base salary with the Company.
10.Confidentiality. Employee agrees that the terms and conditions of this Agreement shall remain confidential between the parties, and Employee shall not disclose them to any person outside of Employee’s immediate family, tax advisor, or attorney after first obtaining that individual’s agreement to keep the information confidential and not disclose it to others, unless pursuant to a valid subpoena. If Employee breaches this confidentiality provision, Employee agrees that the Company shall have the right to seek an injunction and/or damages, and if Employee is found by a court to be in breach or responsible for a breach of this provision, Employee agrees that s/he will be liable to the Company for actual damages and remedies that the Company may recover by law.
11.Successors and Assigns. This Release is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal or legal representatives, successors and assigns.
12.Waiver. If a party, by its actions or omissions, waives or is adjudged to have waived any breach of this Release, any such waiver shall not operate as a waiver of any other subsequent breach of this Release.
13.Severability. If any provision of this Release is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.
14.[ONLY FOR EMPLOYEES IN STATES OTHER THAN CALIFORNIA: Choice of Law; Arbitration and Class Action Waiver. Except for the arbitration agreement set forth in this paragraph, which is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., this Agreement and the rights and obligations hereunder shall be governed by, and construed and interpreted in all respects in accordance with, the laws of the State of Texas, without regard to conflict of law principles. Employee and the Company understand and agree that, except as to the matters discussed in Paragraph 4, in the event there is any dispute or claim arising out of or relating to Employee’s general release of claims set forth in Paragraph 2, Employee’s employment and Employee’s separation of employment with the Company, and/or this Agreement, including, without limitation, a dispute about the validity, enforceability or coverage of the Release, the arbitrability of a claim, this paragraph, and the release or the assertion of a claim covered by the release, all such disputes or claims will be resolved exclusively through final and binding arbitration. The parties understand that, by this paragraph, they are waiving any right they have to a jury trial. Employee understands that his/her claim(s) will be heard by an arbitrator, not a judge. Employee also agrees to waive his/her right to asset class or collective action claims in arbitration; that is, Employee must bring any claims in Employee’s individual capacity, and not as a plaintiff or class member in any purported class or representative proceeding. This binding arbitration provision is governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16) and not intended to cover claims that cannot by federal law be required to be arbitrated. The American Arbitration Association’s Employment Arbitration Rules (“AAA Employment Rules”) will govern any arbitration proceeding initiated under this paragraph. The AAA Employment Rules, which include an explanation of the process for commencing an arbitration and other rules governing an arbitration, may be found at the AAA’s web site: www.adr.org. The Company agrees to pay the AAA administrative fees, as well as the Arbitrator’s fees and expenses. Employee understands and agrees that he or she is responsible to pay his/her own legal fees and expenses associated with any arbitration proceeding, subject to the Arbitrator’s authority to award attorney fees, costs or other remedies in accordance with applicable law. A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief. Notwithstanding any other clause contained in this paragraph or the AAA Employment Rules, any claim that all or part of any “Class Action Waiver” is invalid, unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator. Subject to this paragraph, any action arising out of this Release which requires a decision from a court of competent jurisdiction will be brought in the federal or state courts of Dallas County, and Employee consents to the exclusive jurisdiction of such courts for these purposes. By initialing, Employee acknowledges that Employee has read and understands this paragraph. Employee Initials: __________.]

[ONLY FOR EMPLOYEES IN CALIFORNIA: Arbitration. Employee and the Company understand and agree that, except as to the matters discussed in Paragraph 4, in the event there is any dispute or claim arising out of or relating to Employee’s general release of claims set forth in Paragraph 2, Employee’s employment and Employee’s separation of employment with the Company, and/or this Agreement, including, without limitation, a dispute about the validity, enforceability or coverage of the Agreement, the arbitrability of a claim, this paragraph, and the release or the assertion of a claim covered by the release, all such disputes or claims will be resolved exclusively through final and binding arbitration. The parties understand that, by this paragraph, they are waiving any right they may have to a jury trial. Employee understands that his/her claim(s) will be heard by an arbitrator, not a judge. This binding arbitration provision is governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16) and not intended to cover claims that cannot by federal law be required to be arbitrated. The American Arbitration Association’s Employment Arbitration Rules (“AAA Employment Rules”) will govern any arbitration proceeding initiated under this paragraph. The AAA Employment Rules, which include an explanation of the process for commencing an arbitration and other rules governing an arbitration, may be found at the AAA’s web site: www.adr.org. The Company agrees to pay the AAA administrative fees, as well as the Arbitrator’s fees and expenses. Employee understands and agrees that he or she is responsible to pay his/her own legal fees and expenses associated with any arbitration proceeding, subject to the Arbitrator’s authority to award attorney fees, costs or other remedies in accordance with applicable law. A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief. By initialing, Employee acknowledges that Employee has read and understands this paragraph. Employee Initials: __________.]

15.Time to Consider. Employee acknowledges that Employee has been provided with [a reasonable period of time][at least twenty-one (21) calendar days][at least forty-five (45) calendar days]1 (the “Review Period”) to consider the offer of this Release prior to entering into it. Any modifications made to this Release, whether material or not, shall not extend or re-start the

1 Note to Draft: If under 40 (whether single termination or RIF/layoff): only required to give “a reasonable period of time.” If single termination and over 40: must give 21 days + 7 day revocation period. If multiple terminations (RIF/layoff) and over 40: must give 45 days + 7 day revocation period.

Review Period. Employee agrees to notify the Company of acceptance of this Release by delivering a signed copy of the Release to the Company, via DocuSign, or to [INSERT NAME], [INSERT TITLE], at [INSERT EMAIL], within the Review Period. Employee understands that the entire Review Period may be taken to consider this Agreement. Employee may return this Release in less than the full Review Period[, but not before Employee’s Separation Date]2. By signing and returning this Release, Employee acknowledges that the Review Period afforded Employee was a reasonable period of time to consider fully each and every term of this Release, including the general release set forth in Paragraph 2.
16.[IF OVER 40: Revocation. Employee acknowledges, if Employee chooses to do so, that Employee shall have seven (7) calendar days after signing this Release to revoke this Release only as it pertains to Employee’s federal age discrimination claim(s). If Employee elects to revoke this Release only as it pertains to any federal age discrimination claim(s), written notice of such revocation must be delivered to [INSERT NAME] at the Company at the addresses above in such a manner that it is actually received by him/her within the seven (7) calendar-day period.]
17.Advice of Counsel. Employee is advised to consult with legal counsel of Employee’s choosing, at Employee’s own expense, regarding the meaning and binding effect of this Release prior to executing it.
18.Counterparts. This Release may be signed in counterparts and each signed counterpart shall have the same full force and effect as if it were fully executed by all parties.

Employee expressly acknowledges that Employee has read the foregoing, that Employee has had sufficient time to review it with an attorney of Employee’s choosing, that Employee understands the Releases terms and conditions and that Employee intends to be legally bound by it.

IN WITNESS THEREOF, the parties have executed this Release.

DO NOT SIGN THIS RELEASE BEFORE THE CLOSE OF BUSINESS ON THE SEPARATION DATE SET FORTH ABOVE.

2 Note to Draft: Delete in non-RIF/layoff where employee does not receive separation agreement before the Separation Date.

EMPLOYEE Signed: Name: Date:	W&T OFFSHORE, INC. Signed: Name: Date: